Exhibit 10.3

Aasiaat 03.18.2026



KJ Endeavour and barge 105 (600t)

CONTRACT

REGARDING:

<u>Maritime assistance in relation to mobilizing elements from</u>

Between parties:

Contractor:
KJ Greenland Construction A/S
Postboks 300
3950 Aasiaat
Greenland

Hirer:
USFM Corporation
1707 Cole Blvd 200
Golden, Co ,
80401 USA

Att Mike Hodgkinson/ Carsten Olsen

Appendix:

- None

The parties hereby formally sign and accept below mentioned prices and conditions.

Contractor______________________

Hirer______________________

Table of contents

Dates in mention

The charter is planned to find place in the period of: X

Beginning at, including the day: June 19. 2026

Ending at, including the day: September 20. 2026

The charter period in mention, constitute the minimum 7,5 days, payable by hirer.

Estimates

Prices: The dayrates stated under the heading "Estimates" are fixed (only the number of days is estimates) and all-inclusive and constitute the full consideration payable by the hirer to Polar Dive and its subcontractors under the contract.

Exceptions

- Load/offload fee to X will be invoiced when received. No commission added. Rates list can be found on X.
- A rise in MGO/AGO fuel prices, based on prices January 01* 2025 (6.00 DKKR/liter), will be added to the final invoice.

	Active charter DKKR	Standby DKKR
KJ Endeavour	72.000,00 kr.	56.000,00 kr.
Pontoon 105	Included kr.	kr.

	Days	Polar Endeavour	105	
		000,00 kr.	kr.	
Mobilization Aasiaat-Qullissat	5	360.000,00 kr.	kr.	
Transport	0	.000,00 kr.	.	
Stand by	2,5	.000,00 kr.	140.000,00kr.	
DEMOBILIZATION :Qullissat-Aasiaat	5	360..000,00 kr.	.	
Sum	1	720.000,00 kr.	.	
Combined estimate			860.000,00kr.	

1.

2. Standard conditions

Clause 1 — 12 describes KJ Endeavour standard conditions, applicable to any contract regarding KJ Endeavour. Special conditions will be mentioned in clause 13.

Hirers additional conditions shall be referred to under clause 14. Additional conditions must be attached to this contract, signed, and dated from both parties, before valid.

3. KJ Endeavour terms and conditions

a. Terms

Following terms are applicable when working with KJ Endeavour vessels, or vessels hired to work as subcontractor for KJ Endeavour:

It is always within the appointed Captain's right to assess the overall safety on and about the vessel. The Captain may stop the operation at any time, if deemed necessary on basis of the assessment.

- The crew and their resting hours are specifically meant for operating the vessel. The crew is not obliged or available for the hirer unless specifically mentioned in clause 8. Weather- and wave systems are critical parameters for the safe operation at sea. It is the Captain's decision, as to whether it is safe to proceed the operation, or a layover is appropriate. Decisions are based upon weather forecasts from DMI, MaxSea chart system or similar institution/program. If, in any way, one is affected by alcohol or intoxicants, no work with KJ Diver is allowed. Any sign of mentioned will result in immediate expulsion from the vessel and crew list, at first harbor or by separate means i.e., special transport.
- If, in any way, the Captain deems a person being a danger to himself, the crew or the safety and integrity of the ship, the Captain can choose to expulse the person from the vessel and crew list, at first harbor or by separate means, i.e., special transport.

b. Demands

For the entirety of the chartering period, the hirer is obliged to follow the mentioned:

- Duly personal protection equipment (PPE) must be worn, always. PPE for the hirers crew must be available from the hirer, unless otherwise specified.

4. Terms of payment

Unless otherwise specified (clause 13), at the signing of this contract, a deposit / 430.000,00 DKKR shall be transferred to KJ Endeavour account.

When the charter has ended a concluding invoice will be sent. Payment terms for this is 14 days nett.

5. Deposit

The deposit is non-refundable. All other job offers within mentioned period will be forfeited.

6. KJ Endeavour special rights

Should a given situation arise, where KJ Diver can safe life or property from loss at sea, KJ Endeavour can suspend hire. Would be coordinated with appointed project surveyor.

7. Cargo transport

Cargo transports can be performed by the full range of vessels in KJ Endeavour registry. The following is applicable where transport by any vessel is achieved:

a. Any cargo transport requires separate specific insurance. Hirer must ensure this is achieved, or KJ Endeavour can be hired to ensure insurance.
b. When loading/unloading, it is hirers own responsibility to hire crane services, unless specified otherwise.
c. KJ Endeavour crew may be hired to manage the loading and lashing process. Hirer must be aware, that this will affect resting periods for the crew members and hereby affect the time of departure.

8. Operation

In the case of prolonged operation, be it by force majeure or delay because of third party, 50 % of any crew change on KJ Endeavour vessels necessary must be covered by hirer, including airways ticket, boat ticket, hotel and accommodation. also not applicable in this contract

9. Ice restrictions

When towing pontoon , KJ Endeavour and pontoon is restricted to 3/10 ice conditions. In case of worse ice conditions, KJ Endeavour reserve the right to wait for better conditions in a safe location, according to price range stated.

KJ Endeavour can undertake icebreaking, but is not obliged to commence on icebreaking, unless specified in alternate ice-breaking contract.

10.Breakdown on KJ Endeavour vessels

Breakdown on KJ Endeavour vessels, where this has a direct effect on hirers operation, the following is applicable:

If the operation can be restored without significant change in hirer work, hirer must accept this.
If the operation can be restored by replacing vessels with similar vessels, without significantly affecting the operation, this must be accepted.

11. Off-hire

Notwithstanding clauses 13 and 14, if as a result of any deficiency of crew or stores, strike of crew, a breakdown of a vessel, machinery and/or equipment, damage to hull or other accidents to the vessel, the vessel is prevented from working, no hire shall be payable in respect of any time lost and any hire paid in advance shall be adjusted accordingly. This shall apply whether the crew, stores, vessel, machinery or equipment in question belongs to KJ Diver or one of its subcontractors but shall not apply if caused by the hirer.

12. Termination

Hirer shall be entitled to terminate the contract for convenience with immediate effect by written notice.

13. Termination fee

Contractor shall be entitled to charge the full amount, up until, and inclusive, the day of written notice for termination of the charter. Termination fee includes demobilization cost.

14. Greenlandic law and jurisdiction

Greenlandic law and jurisdiction: This contract is governed by Greenlandic law, and any dispute arising under or in connection with this contract shall be settled exclusively by the Court in Greenland.

15. Special conditions

Special conditions applicable for this particular operation/contract.

- Due to present circumstances in Ukraine and the following uncertainties, a rise above 5% in MGO/AGO fuelprices, based on prices January 1. 2025 (6.00 DKKR/liter), will be added to the final invoice.
- The charter period in mention, constitute the minimum number of days, payable by hirer.
- KJ Endeavour and vessels are thoroughly insured in general terms, but specific insurances regarding loss of third-party machinery and other items, due to any circumstances (ie sinking, burning, dropping, etc.), are at hirers own expense. Individual insurances are to be performed by hirer.

16. Hirers additional conditions

Appendix mentioned by titel.

- No appendix attached.